                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               THOMPSON PBE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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

                               THOMPSON PBE, INC.
                         4553 GLENCOE AVENUE, SUITE 200
                        MARINA DEL REY, CALIFORNIA 90292

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 26, 1997

                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Thompson PBE, Inc. (the "Company") will be held at the Company's offices located at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292, on Wednesday, February 26, 1997 at 10:00 a.m., local time, for the following purposes:

          1. To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors; and

          2. To transact such other business as may be properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on December 30, 1996 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WHICH RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE DIRECTORS NOMINATED. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

     We hope you can attend the Meeting, but, if you cannot, please sign, date and return promptly the enclosed proxy in the envelope provided so that your shares will be represented at the Meeting.

                                           By Order of the Board of Directors

                                           MORTIMER A. KLINE, III
                                           Chairman of the Board, President
                                           and Chief Executive Officer

Marina del Rey, California
January 10, 1997

                               THOMPSON PBE, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Thompson PBE, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 10:00 a.m. local time, at the Company's offices located at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292 on Wednesday, February 26, 1997, and any adjournment or postponement thereof. At the Meeting, stockholders will be asked to vote upon the following matters:

          1. To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors; and

          2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Only stockholders of record of shares of Common Stock at the close of business on December 30, 1996, the record date for the Meeting fixed by the Board of Directors, are entitled to vote at the Meeting. On that date, there were outstanding and entitled to vote at the Meeting 8,640,354 shares of Common Stock, each of which is entitled to one vote at the Meeting. It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about January 13, 1997.

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company by mail, telephone or facsimile transmission, but such persons will not be specially compensated therefor.

     The Company's executive offices are located at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292, telephone (310) 306-7112. References herein to the "Company" refer to Thompson PBE, Inc. and its subsidiaries, unless the context otherwise requires.

VOTING AND REVOCATION OF PROXIES

     All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted FOR the election of the six director nominees named herein.

     Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Corporate Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of the proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against that proposal. The affirmative vote of a plurality of the votes cast by the holders of shares entitled to vote thereon present in person or by proxy at the Meeting is required to elect each director.

                             ELECTION OF DIRECTORS
GENERAL

     Directors are elected at each Annual Meeting of Stockholders and hold office until their resignation or removal and until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors shall consist of no fewer than one or more than eight directors, with the exact number to be fixed by the Board of Directors. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at seven. There is currently one vacancy on the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     Each nominee for director has indicated his willingness to serve if elected. Proxies received by the Board of Directors will be voted for the nominees. Although the Board of Directors does not anticipate that any nominee will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company. Each of the Company's nominees, other than Messrs. Simpson and Roach, first became a director of the predecessor to the Company in the year set forth below and has continually served as a director since then. Mr. Simpson was appointed to the board in August 1995 and Mr. Roach was appointed in December 1995. Both have continually served as directors since then. The following table sets forth the names of, and certain information with respect to, the six persons nominated by the Company at the Meeting. References to service with the Company include service with its predecessor.

                                          DIRECTOR             POSITIONS CURRENTLY
    NOMINEES FOR DIRECTOR         AGE       SINCE             HELD WITH THE COMPANY
------------------------------    ----    ---------      --------------------------------
Mortimer A. Kline, III              37      1989         Chairman of the Board, President
                                                         and Chief Executive Officer
Frank C. Alexander(1)(2)(3)         63      1989         Director
David L. Ferguson(1)(2)(3)          41      1992         Director
D. Hunt Ramsbottom, Jr.             39      1989         Director
John D. Roach(1)(2)(3)              53      1995         Director
Louis A. Simpson(1)(2)(3)           60      1995         Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

     MORTIMER A. KLINE, III incorporated the Company on April 4, 1989. From April 1989 to the present, Mr. Kline has served as President and Chief Operating Officer of the Company. In November 1996, he was named to the additional positions of Chairman of the Board and Chief Executive Officer. In addition, Mr. Kline served as Chief Financial Officer of the Company from its inception until December 1993. From February 1987 to November 1988, Mr. Kline served as Chief Financial Officer of Kellow-Brown Company, a commercial printing company based in Los Angeles.

     FRANK C. ALEXANDER has served as a director of the Company since May 1989. From April 1991 to May 1992, and from March 1994 to the present, Mr. Alexander has been a self-employed consultant. From May 1992 to March 1994, Mr. Alexander was a Vice President of M&A Capital, an investment bank. From 1981 until his retirement in April 1991, Mr. Alexander served as Executive Vice President and Chief Financial Officer of Intermark, Inc., a corporation which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on October 19, 1992.

     DAVID L. FERGUSON has served as a director of the Company since June 1992. Since June 1990, Mr. Ferguson has been a General Partner of Chase Capital Partners (formerly Chemical Venture Partners), a New York general partnership ("CCP"), which is the general partner of Chase Venture Capital Associates, L.P.

("Chase Ventures"), a venture capital fund. From September 1989 to June 1990, Mr. Ferguson was a Vice President of CCP. Mr. Ferguson is also a director of Wild Oats Markets, Inc. and numerous private companies.

     D. HUNT RAMSBOTTOM, JR. incorporated the Company on April 4, 1989. From April 1989 to November 1996, Mr. Ramsbottom served as the Company's Chairman of the Board, Chief Executive Officer and Secretary. He is presently a private investor with interests in the collision repair industry. Prior to forming the Company, Mr. Ramsbottom was President of Kellow-Brown Company.

     JOHN D. ROACH has served as a director of the Company since December 1995. Since July 1991, Mr. Roach has been Chairman, President and Chief Executive Officer of Fibreboard Corporation, a manufacturer of building and industrial products and an owner/operator of ski resorts. From 1988 to 1991, Mr. Roach was Executive Vice President of Manville Corporation, a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals, where from 1990 to 1991 he served as President of its Mining and Minerals Group and President of Celite Corporation, a wholly-owned Manville subsidiary. In addition, from 1988 to 1989, Mr. Roach served as president of Manville Sales Corporation, now known as Schuller International, and the Fiberglass and Specialty Products Group, and from 1987 to 1988, as Chief Financial Officer of Manville Corporation.

     LOUIS A. SIMPSON has served as a director of the Company since August 1995. Mr. Simpson has been President and Chief Executive Officer -- Capital Operations of GEICO Corporation, an insurance holding company, since 1993, having served as Vice Chairman of the Board from 1985 to 1993. In addition to GEICO Corporation, Mr. Simpson is also a director of Salomon Inc, Potomac Electric Power Company, Pacific American Income Shares, Inc. and Cohr Inc.

BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended September 30, 1996, the Board of Directors held seven meetings. All directors attended at least 75% of all meetings of the Board of Directors and of all committees on which such person served during such period.

     The Compensation Committee for the Board of Directors is presently comprised of Messrs. Alexander, Ferguson, Roach and Simpson. Mr. Ferguson chairs the committee. This Committee reviews and approves executive salaries, considers awards to be granted under the Company's Incentive Compensation Plan for Senior Executives and performs other related functions upon request of the Board of Directors. See "Executive Compensation -- Employment Contracts; Incentive Compensation Program" and "Executive Compensation -- Report of the Compensation Committee on Executive Compensation." This Committee also awards and administers stock option grants under the Company's 1994 Stock Option Plan (the "1994 Plan"). The Compensation Committee met once during the fiscal year ended September 30, 1996.

     The Audit Committee of the Board of Directors is presently comprised of Messrs. Alexander, Ferguson, Roach and Simpson. Mr. Alexander chairs the committee. The functions of the Audit Committee include reviewing and making recommendations to the Board of Directors with respect to the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year; the policies and procedures of the Company and management in maintaining the Company's books and records and furnishing information necessary to the independent auditors; the adequacy and implementation of the Company's internal controls and the adequacy and competency of the related personnel; and such other matters relating to the Company's financial affairs and accounts as the Committee may in its discretion deem desirable. The Audit Committee met five times during the fiscal year ended September 30, 1996.

     The Nominating Committee of the Board of Directors is presently comprised of Messrs. Alexander, Ferguson, Roach and Simpson. Mr. Simpson chairs the committee. This Committee advises and makes recommendations to the Board on all matters concerning the selection of candidates as nominees for election as directors. The Committee did not meet during the last fiscal year as all actions regarding the nomination of directors were presented to the full Board of Directors. Stockholders wishing to nominate new directors may do so only by giving timely written notice to the Corporate Secretary at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292.

     The compensation of directors is described under "Executive
Compensation -- Director Compensation."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Company's Bylaws generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The Company has entered into agreements to provide indemnification for the Company's directors and certain of its executive officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify such directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or executive officer of the Company to the fullest extent permitted by applicable law.

VOTE REQUIRED

     The election of each director requires a plurality of the votes cast by the holders of shares entitled to vote thereon. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTORS NOMINATED.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table sets forth certain information as of December 30, 1996 with respect to the beneficial ownership of the Company's Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all executive officers and directors of the Company as a group:

                                                               AMOUNT OF           PERCENT OF
                    NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      CLASS(1)
        ------------------------------------------------  --------------------     ----------
        Wasatch Advisors, Inc.(2)                               1,826,719             21.1%
        Chase Venture Capital Associates, L.P.(3)               1,101,432             12.8
        David L. Ferguson(3)                                    1,101,432             12.8
        Mortimer A. Kline, III(4)(5)                              547,339              6.2
        D. Hunt Ramsbottom, Jr.(4)(6)                             547,339              6.2
        Louis A. Simpson(4)(7)(8)                                 116,167              1.3
        John D. Roach(4)(7)                                         5,000             *
        Frank C. Alexander(4)(7)                                    1,667             *
        Thomas E. Case(4)(9)                                       29,017             *
        Steven E. Kise(4)(9)                                       11,667             *
        Courtlandt D. Gates(4)(9)(10)                              10,750             *
        All directors and executive officers
          as a group (12 persons)(11)                           1,275,285             14.1

---------------

  *  Less than 1%.

 (1) Shares which each identified stockholder has the right to acquire within the 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person. Except as otherwise noted, the Company believes that each such stockholder has sole voting and investment power over the shares beneficially owned by such stockholder.

 (2) Based solely on a filing on Schedule 13G, dated June 10, 1996, in which Wasatch Advisors, Inc., 68 South Main Street, Suite 400, Salt Lake City, Utah 84101, reported sole voting and dispositive power with respect to such shares of Common Stock.

 (3) Excludes an aggregate of 72,644 shares for which Chase Ventures has granted options to Messrs. Ramsbottom and Kline (which options are presently exercisable) and includes an aggregate of 47,806 shares issuable upon exercise of a warrant which is presently exercisable. The general partner of Chase Ventures is CCP, of which Mitchell J. Blutt, Arnold L. Chavkin, David L. Ferguson (a director of the Company), Donald J. Hofmann, Stephen
     P. Murray, Brian J. Richmand, Shahan D. Soghikian, Jeffrey C. Walker, CCP Principals, L.P., a Delaware limited partnership, and Chemical Capital Corporation ("CCC") are general partners. CCC is a wholly-owned subsidiary of Chase Manhattan Corp. Each of such individuals, partnerships and corporations, other than CCP, disclaims beneficial ownership of the shares owned by Chase Ventures. The mailing addresses for Chase Ventures and Mr. Ferguson are, respectively, 380 Madison Avenue, 12th Floor, New York, NY 10017 and c/o CVP Management Corp., 840 Apollo Street, Suite 223, El Segundo, CA 90245.

 (4) The mailing address for such person is: c/o Thompson PBE, Inc., 4553 Glencoe Avenue, Suite 200, Marina del Rey, CA 90292.

 (5) Includes (i) 11,817 shares for which Mr. Kline has options to purchase from Wedbush Capital Partners ("WCP") and 36,322 shares for which Mr. Kline has options to purchase from Chase Ventures, in each case at an exercise price of $0.91 per share, all of which options are presently exercisable, and
     (ii) 111,739 shares which Mr. Kline has the right to acquire within 60 days of the date of this table by exercise of stock options vested pursuant to the Company's Plan. Also includes 17,241 shares over which Mr. Kline exercises the right to vote but which are otherwise held beneficially by an individual who is neither an employee nor an affiliate of the Company. Does not include options to purchase 92,612 shares of Common Stock issued under the 1994 Plan, none of which are exercisable within 60 days of the date of this table.

 (6) Includes (i) 11,817 shares for which Mr. Ramsbottom has options to purchase from WCP and 36,322 shares for which Mr. Ramsbottom has options to purchase from Chase Ventures, in each case at an exercise price of $0.91 per share, all of which options are presently exercisable, and (ii) 111,739 shares which Mr. Ramsbottom has the right to acquire within 60 days of the date of this table by exercise of stock options vested pursuant to the Plan. Does not include options to purchase 92,612 shares of Common Stock issued under the 1994 Plan, none of which are exercisable within 60 days of the date of this table.

 (7) Include options to purchase 6,667, 5,000 and 1,667 shares of Common Stock for Messrs. Simpson, Roach and Alexander, respectively, issued under the Outside Director Plan which are exercisable within 60 days of the date of this table. Does not include options to purchase 13,333, 10,000 and 3,333 shares of Common Stock issued to Messrs. Simpson, Roach and Alexander, respectively, under the Outside Director Plan, none of which are exercisable within 60 days of the date of this table.

 (8) Includes 9,500 shares which Mr. Simpson owns beneficially as a trustee.

 (9) Includes 26,017, 11,667 and 10,000 shares for Messrs. Case, Kise and Gates, respectively, for which they have the right to acquire within 60 days of the date of this table upon exercise of stock options vested pursuant to the 1994 Plan. Does not include options to purchase 13,007, 23,333 and 20,000 shares of Common Stock issued to Messrs. Case, Kise and Gates, respectively, issued under the 1994 Plan, none of which are exercisable within 60 days of the date of this table.

(10) Includes 500 shares owned by the children of Mr. Gates.

(11) Includes beneficial ownership of an aggregate of 385,613 shares of Common Stock subject to options granted pursuant to the Outside Director Plan and the 1994 Plan, as well as the options granted to Messrs. Ramsbottom and Kline by certain stockholders of the Company, all of which are exercisable within 60 days of the date of this table. Excludes beneficial ownership of Mr. Ferguson in relation to shares owned by Chase Ventures.

             CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     Set forth below is certain information regarding each of the executive officers of the Company as of December 30, 1996. Further information about Mr. Kline is presented under "Election of Directors." Officers are appointed by and serve at the discretion of the Board of Directors.

           NAME               AGE                      POSITION
--------------------------    ----      --------------------------------------
Mortimer A. Kline, III         37       Chairman of the Board, President and
                                        Chief Executive Officer
Charles E. Barrantes           44       Executive Vice President and Chief
                                        Financial Officer
Thomas E. Case                 51       Executive Vice President and General
                                        Manager, California Division
Steven E. Kise                 47       Executive Vice President, Sales and
                                        Strategic Development
Glen R. Thompson               46       Executive Vice President, Operations
Courtlandt D. Gates            37       Executive Vice President, Corporate
                                        Development
Michael O'Donovan              38       Vice President, Corporate Controller

     The principal occupations and positions for the past five years, and in certain cases prior years, of the directors and executive officers named above, other than Mr. Kline, are as of follows. References to service with the Company include service with its predecessors.

     CHARLES E. BARRANTES, a certified public accountant, joined the Company in March 1996 as Executive Vice President and Chief Financial Officer. From January 1991 through March 1996, he was employed by Superior Industries International, Inc., a NYSE-listed entity, whose principal business is the design and production of cast aluminum wheels for original equipment manufacturers and custom road wheels and accessories for the automotive aftermarket. At the time of his departure from Superior Industries, Mr. Barrantes was the Vice President, Corporate Controller and Secretary. Prior to that, Mr. Barrantes was an independent financial consultant from June 1990 until January 1991 and Vice President, Finance for MICA Resources Ltd. from January 1989 until May 1990. From May 1977 until January 1989, Mr. Barrantes was employed by the international accounting firm of Arthur Andersen where he was promoted to audit manager in 1982.

     THOMAS E. CASE became Executive Vice President and General Manager, California Division of the Company in February 1996. From May 1994 through February 1996, he served as Executive Vice President and General Manager, Southern California Division. Prior to that and since 1984, Mr. Case was Vice President, Sales of the Company.

     STEVEN E. KISE became Executive Vice President, Sales and Strategic Development of the Company in April 1996. From August 1995 through April 1996, he served as Vice President, Marketing. Prior to that and since April 1993, Mr. Kise was Director of Sales of the Automotive Refinishes Division of AKZO Nobel, a Dutch conglomerate and manufacturer of Sikkens paint. From March 1987 to April 1993, Mr. Kise held various other positions in the Automotive Refinishes Division of AKZO Nobel, including National Sales Manager, Director of Marketing and Manager of Operations.

     GLEN R. THOMPSON became Executive Vice President, Operations of the Company in December 1996. From February 1996 through December 1996, he served as Vice President of Operations, California Division. Prior to that and since 1989, Mr. Thompson was Vice President of Operations, Southern California Division.

     COURTLANDT D. GATES became Executive Vice President of Corporate Development in February 1996. Previously, Mr. Gates was Vice President and General Manager, Northern California Division upon the acquisition of the business of SEV Corporation ("SEV") in May 1995. From January 1, 1991 through May 1995, Mr. Gates was Chairman and held certain other senior executive positions with SEV, an independent aftermarket distributor of automotive paint and related supplies based in the San Francisco area. Prior to that and since May 1986, Mr. Gates was a self-employed investor. From November 1989 to September 1994,

Mr. Gates also served as a director and president of Triangle Food Service, Inc. which, together with its subsidiary, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on September 30, 1994.

     MICHAEL O'DONOVAN has served as Vice President, Corporate Controller since December 1994. From June 1991 to December 1994, Mr. O'Donovan served as Director of Accounting of Retix, a publicly held multi-national computer hardware and software manufacturer and distributor. From January 1985 to June 1991, Mr. O'Donovan was employed by Price Waterhouse in its Entrepreneurial Services Group.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during the fiscal year ended September 30, 1996 (Mr. Ramsbottom) and the four other executive officers of the Company who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                        ------------------------------------   --------------------------
      NAME AND PRINCIPAL                                      OTHER ANNUAL                    ALL OTHER
           POSITION              YEAR    SALARY     BONUS    COMPENSATION(1)   OPTIONS (#)   COMPENSATION
-------------------------------  ----   --------   -------   ---------------   -----------   ------------
Mortimer A. Kline, III(2)        1996   $235,000   $ --         $ --              --            --
  (Chief Executive Officer,      1995    232,500    50,000        185,934(3)     121,733        --
  President and Chairman         1994    226,305    55,000        --             100,000        --
  of the Board)
D. Hunt Ramsbottom, Jr.(2)(4)    1996    235,000     --           --              --            --
                                 1995    232,500    50,000        185,934(3)     121,733        --
                                 1994    226,305    55,000        --             100,000        --
Thomas E. Case                   1996    125,000    17,000        --              --            --
  (Executive Vice President and  1995    125,000    25,000        --              12,800        --
  General Manager,               1994    129,327    35,000        --              26,224        --
  California Division)
Courtlandt D. Gates(5)           1996     99,660    29,000        --              --            --
  (Executive Vice President,
  Corporate Development)
Steven E. Kise(6)                1996    121,923    15,000        --              10,000        --
  (Executive Vice President,
  Sales and Strategic
     Development)

---------------

(1) With respect to each of the executive officers named in the table, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(2) In termination of a Securities Purchase and Sale Agreement entered into in 1989, in June 1994 WCP transferred 19,131 shares of Common Stock to each of Messrs. Ramsbottom and Kline.

(3) Represents the excess of the fair market value of securities purchased from the Company in May 1995 over the price paid for such securities.

(4) Mr. Ramsbottom resigned as an executive officer of the Company effective January 1, 1997.

(5) Mr. Gates commenced his employment with the Company in May 1995.

(6) Mr. Kise commenced his employment with the Company in August 1995.

     Stock Options Granted in Fiscal 1996. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended September 30, 1996, to each of the Named Executive Officers.

              OPTION GRANTS IN THE FISCAL YEAR SEPTEMBER 30, 1996

                                                                                                POTENTIAL
                                                     INDIVIDUAL GRANTS                          REALIZABLE
                                  -------------------------------------------------------    VALUE AT ASSUMED
                                                 PERCENT OF                                  ANNUAL RATES OF
                                               TOTAL OPTIONS                                   STOCK PRICE
                                                 GRANTED TO                                    APPRECIATION
                                                 EMPLOYEES      EXERCISE OR                  FOR OPTION TERM
                                                 IN FISCAL       BASE PRICE    EXPIRATION   ------------------
              NAME                GRANTED(1)    YEAR 1996(2)    (PER SHARE)     DATE(3)      5%(4)     10%(4)
--------------------------------  ----------   --------------   ------------   ----------   -------   --------
Steven E. Kise..................    10,000           11%           $12.50        2/22/06    $78,600   $199,200

---------------

(1) These options were granted pursuant to the Plan. One-third of the total number of options granted are exercisable on the first anniversary of the option grant date and, thereafter, an additional one-third of the total number of options granted are exercisable on each of the second and third anniversaries of the option grant date. Under the 1994 Plan, vesting may be accelerated in certain circumstances.

(2) In fiscal 1996, the Company granted a total of 94,000 options under the 1994 Plan and this number was used in calculating the percentage above.

(3) The options granted under the 1994 Plan expire on the tenth anniversary of the date of grant.

(4) Reported net of the option exercise price. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.

     During the fiscal year ended September 30, 1996, none of the Named Executive Officers received any awards under any long-term incentive plan. Additionally, none of the Named Executive Officers exercised any stock options during the fiscal year ended September 30, 1996 and the Company does not have a pension plan. Accordingly, the following tables are omitted: "Aggregated Option Exercise Table," "Long-Term Incentive Plan Awards Table" and "Pension Plan Table." In addition, certain stockholders and officers of the Company are party to a stock option arrangement among such persons. See "Other Option Arrangements."

DIRECTOR COMPENSATION

     Directors of the Company who are also employees are not separately compensated for their services as directors. David L. Ferguson does not presently receive any fees or additional compensation for serving on the Company's Board of Directors or any committee thereof, but is reimbursed for his reasonable out-of-pocket expenses arising from attendance at meetings of the Board of Directors or committees thereof or in respect of related Company business. Non-Employee Directors of the Company received during the fiscal year ended September 30, 1996, $1,000 per meeting attended, $1,000 per month and $500 per committee meeting attended for all services as a director of the Company. Effective December 1, 1996, all non-employee directors will receive $1,500 per month and $1,000 per committee meeting. Prior to January 1994, Mr. Alexander was granted options to purchase shares of Common Stock under the Company's 1989 Stock Option Plan in connection with his service as a director of the Company. There are presently no stock options outstanding under the 1989 Stock Option Plan which was terminated by the Board of Directors in August 1995. Also in August 1995, the Board of Directors approved the Outside Director Plan, which was approved by stockholders at the 1996 Annual Meeting.

OTHER OPTION ARRANGEMENTS

     Each of Messrs. Ramsbottom and Kline has a presently exercisable option to acquire an aggregate of 48,139 shares of Common Stock from Chase Ventures and WCP at a purchase price of $0.91 per share. These options were granted on June 29, 1994, and the Company has not, and will not, incur any obligation in connection with such arrangements.

EMPLOYMENT CONTRACTS; INCENTIVE COMPENSATION PROGRAM

     The Company has entered into an employment agreement (the "Employment Agreement"), dated as of October 14, 1993, as amended, with Mortimer A. Kline, III, pursuant to which Mr. Kline agreed to serve as President of the Company. On November 20, 1996, he was named to the additional positions of Chairman of the Board and Chief Executive Officer. Mr. Kline will receive such compensation, non-monetary perquisites and benefits as determined from time-to-time by the Board of Directors of the Company. The term of employment pursuant to the Employment Agreement is on a month-to-month basis until terminated. Upon any termination of employment of Mr. Kline by the Company other than for "cause" (as defined), he will have the right to receive from the Company for the next twelve months after such termination all salary, non-monetary perquisites and other benefits received by him for the twelve months immediately preceding such termination.

     The Company has also entered into an employment agreement (the "Gates Employment Agreement"), dated as of May 31, 1995, with Courtlandt D. Gates, pursuant to which Mr. Gates agreed to serve, at that time, as Vice President and General Manager, Northern California Division. Mr. Gates will receive an annual salary of not less than $90,000 and such bonus, non-monetary prerequisites and benefits as determined from time-to-time by the Board of Directors of the Company. Mr. Gates was also granted options to purchase 30,000 shares of Common Stock pursuant to the 1994 Plan. Mr. Gates is also entitled to receive additional amounts under the Gates Employment Agreement upon the consummation of certain acquisitions by the Company. The Gates Employment Agreement will terminate on May 31, 1997, unless earlier terminated as provided thereunder.

     The Compensation Committee also administers an incentive compensation program pursuant to which certain eligible senior executives of the Company may receive bonus compensation. The Compensation Committee establishes from time to time objectives to be utilized in its evaluation which, presently, are based on
(i) earnings growth, (ii) revenue growth, (iii) return on capital and (iv) in the Compensation Committee's discretion, the attainment of non-financial objectives. The award of bonuses under this program is fully within the discretion of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Compensation Committee of the Board of Directors of the Company consisted of Frank C. Alexander, David L. Ferguson, John D. Roach and Louis A. Simpson, none of whom (i) is a present or former officer or employee of the Company or any of its subsidiaries or (ii) engaged in any transactions described under "Certain Transactions," although Chase Ventures, an affiliate of Mr. Ferguson, has engaged in certain financing transactions with the Company in prior years.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). During fiscal 1996, the Committee was composed of Frank C. Alexander, David L. Ferguson, John D. Roach and Louis A. Simpson, each of whom was an independent non-employee director of the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid to the chief executive officer and the four most highly compensated executive officers to the extent that such compensation in a taxable year exceeds $1,000,000. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" and such compensation would be deductible. The Company has structured the 1994 Plan in such a manner that the remuneration attributable to stock options granted thereunder should not be subject to the $1,000,000 limitation. The Committee intends generally to design executive compensation programs that conform with the requirements of Section 162(m), although the Company's Incentive Compensation Plan for Senior Executives does not satisfy such requirements. Nonetheless, the Committee does not expect that Section 162(m) will limit the ability of the Company to deduct any compensation expense for federal income tax purposes in the immediate future.

     Compensation Philosophy. The Company's executive compensation program is designed to (i) attract and retain qualified executives and to reward them for superior performance in achieving the Company's business goals and enhancing stockholder value and (ii) provide incentives for creation of long-term stockholder value and align management's interests with those of the stockholders. The key elements of executive compensation are base salary, annual performance bonus and stock options. The Committee reviews and approves policies and practices relating to executive compensation including (i) base salary levels, (ii) incentive compensation plans and related performance objectives and awards and (iii) long-term incentives, principally stock option awards.

     Base Salaries. Base salaries for executive officers are set at levels which reflect base salaries for positions of similar responsibility at other public companies and also take into account the unique talents and skills which may be required in particular positions. Base salaries are adjusted annually to account for such factors as individual past performance, changes in responsibilities, changes in competitive pay levels and inflation. These conclusions have generally been reached by the Committee on a subjective basis. In addition, the Committee has from time to time, as it deemed appropriate, referred to outside survey data and consulted with independent compensation specialists in evaluating the Company's executive officer base salary levels. Aspects of the compensation payable to certain executive officers of the Company (including Mr. Kline) are also governed by employment contracts with such persons. See
"-- Employment Contracts; Incentive Compensation Program."

     During fiscal 1996, the Chief Executive Officer, Mr. Ramsbottom, and Mr. Kline, were each paid a yearly base compensation of $235,000, the same base salary as the prior year. Effective November 20, 1996, Mr. Kline's base salary was increased to $250,000 per annum in conjunction with being named Chairman of the Board and Chief Executive Officer of the Company. This increase reflects, among other things, the increased responsibility as the senior officer of the Company as it continues to grow. During the current fiscal year, revenues of the Company were $178 million, a 35% increase over the prior year. The determination of base salary for Mr. Kline involves subjectivity on the part of the Committee, however considerable weight is given by the Committee to the vision and unique abilities believed possessed by him.

     Incentive Compensation Plan. The Committee administers the Company's Incentive Compensation Plan for Senior Executives (the "Incentive Plan"), pursuant to which the Committee determines the amount of incentive compensation payable upon attainment of specified Company performance objectives, subject to the discretion of the Committee. Incentive compensation opportunities, which are limited to a maximum of 100% of an executive's base salary, are set by the Committee for each eligible executive, taking into account the executive's level of responsibility and ability to affect overall Company financial performance. The performance objectives, which are measures believed by the Committee to have the greatest positive effect on the Company's stockholder value, are: (i) earnings growth, (ii) revenue growth and (iii) return on invested capital. The incentive opportunity available to be earned by an eligible executive under the Incentive Plan is a specified percentage of the executive's base salary as of the end of the fiscal year. To the extent the Company's performance against the objectives meets or exceeds certain threshold levels, an incentive bonus is earned by the executive. Accordingly, an executive's incentive compensation correlates to the Company's actual performance within a given range of financial performance objectives. The Committee may also adjust an incentive bonus, in the Committee's discretion, based on the achievement of non-financial objectives.

     For fiscal year 1996 the Company did not accrue bonuses for either of Messrs. Ramsbottom or Kline.

     Long-Term Incentives. The Company uses stock option grants to provide additional incentives for creation of, and increase in, long-term stockholder value and to link management and stockholder interests. From the Company's initial public offering in November 1994 through the end of fiscal 1996, the Committee has awarded to the Company's Named Executive Officers options to purchase 548,690 shares of the Company's common stock pursuant to the 1994 Plan, of which options on 222,333 shares were awarded to each of Messrs. Ramsbottom and Kline.

     The Committee administers the 1994 Plan and is responsible for determining, among other things, eligibility to participate, the terms of the options and the number of shares subject to option grants. Option grants to executives in fiscal 1996 are based primarily on assessment of the contribution by each executive to the Company's success, as well as such executive's prospects for the future and value to the Company, and also take into account the amount of options or stock already owned by the executive. There were no option awards to Messrs. Ramsbottom and Kline in fiscal 1996.

December 30, 1996

                Frank C. Alexander              John D. Roach
                David L. Ferguson               Louis A. Simpson

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

     The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares the Company's cumulative total stockholder return on its Common Stock (no dividends have been paid thereon) with the cumulative total return, assuming reinvestment of dividends, of (i) the Center for Research in Security Prices ("CRSP") Index for Nasdaq Stock Market (US companies) and (ii) the CRSP Index for the Nasdaq Stock Market -- Nonfinancial Companies. The presentation assumes $100 was invested on November 8, 1994 (the date the Common Stock commenced trading on the Nasdaq National Market). The lines shown present quarterly index levels derived from daily returns that include all dividends.

     The historical stock price performance of the Common Stock shown on the Stock Performance Graph set forth below is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD                                  NASDAQ - US            NASDAQ -
      (FISCAL YEAR COVERED)              THOMPSON            COMPANIES       NON-FINANCIAL COMPANIES
11/7/94                                     100                 100                 100
DEC-94                                      122                  99                  99
MAR-95                                      132                 108                 108
JUN-95                                      150                 123                 125
SEP-95                                      156                 136                 139
DEC-95                                      127                 140                 138
MAR-96                                      120                 146                 145
JUN-96                                      109                 158                 158
SEP-96                                       91                 164                 162

                              CERTAIN TRANSACTIONS

     In connection with his resignation as an officer of the Company and each of its subsidiaries, the Company and D. Hunt Ramsbottom, Jr. are parties to an executive separation agreement pursuant to which Mr. Ramsbottom will receive $5,000 per month from January 1, 1997 through December 31, 1998 and will also be entitled to continue to receive benefits under the Company's stock plans. The Company has also agreed, under certain circumstances, to register the resale of up to 48,139 shares of Common Stock which Mr. Ramsbottom may acquire pursuant to outstanding options. In addition, Mr. Ramsbottom, will be entitled to receive standard compensation as a non-employee member of the Board of Directors. See "Executive Compensation -- Director Compensation."

     The Company has loaned to Mr. Ramsbottom an aggregate of $146,016. The loans are evidenced by notes bearing interest at 7.5% per annum on $125,000 of such amount and 6.0% on the balance. As of September 30, 1996, $146,016 was outstanding at the foregoing interest rates. All amounts due and owing under such notes are scheduled to be repaid on or before March 31, 1997.

     Subsequent to September 30, 1996, a limited liability company of which Mr. Ramsbottom is the sole managing member (the "Ramsbottom LLC") participated in the recapitalization of a customer of the Company in connection with which the Ramsbottom LLC acquired a significant minority interest in, and Mr. Ramsbottom became an officer and director of, the customer. During fiscal 1996, purchases made by the customer accounted for less than one percent of the Company's revenues on arms-length terms. Mr. Kline is a non-voting member in the Ramsbottom LLC and has no right to participate in the management of that entity or the customer; his indirect beneficial interest represents less than 10 percent of the customer's fully diluted equity.

     During fiscal 1996, the Company sold substantially all of the assets of the wholesale distribution business of its wholly-owned Florida subsidiary, Central PBE, Inc., to National PBE, Inc., an entity in which Robert B. Smithwick, a former officer of the Company, and the brother-in-law of Mr. Ramsbottom, have an interest in. The Company received $120,000 in cash and a promissory note for $1,080,000, which note bears interest at 7% per annum and is due and payable in full on January 31, 1997. The note is collateralized in part by the pledge by Mr. Smithwick of Common Stock in the Company held by him and the maturity date can be extended for two, ninety-day periods under certain conditions. Among other things, the sales agreement requires that the Company make annual purchases of at least $5,000,000 from National PBE, Inc. through fiscal year 2000.

                    COMPLIANCE WITH SECTION 16(A) UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders"), to file with the Commission initial reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 1996 all Section 16(a) filing requirements applicable to Insiders were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's auditors for the fiscal year ended September 30, 1996, were Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996, (the "1996 Annual Report") is being mailed to stockholders with this proxy statement. The 1996 Annual Report contains consolidated financial statements for the Company and its subsidiaries and the report thereon of Deloitte & Touche LLP, independent accountants.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the 1998 Annual Meeting of Stockholders, such proposal must be received at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292, Attention: Corporate Secretary, no later than the close of business on September 15, 1997 and must otherwise comply with the applicable provisions of the Exchange Act and the Company's Bylaws. In addition, the Company's Bylaws also contain provisions requiring advance notice of any matters to be brought before an annual meeting by stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter which will be brought before the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

     You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mortimer A. Kline, III
                                          Chairman of the Board, President and
                                          Chief Executive Officer

January 10, 1997

PROXY

                               THOMPSON PBE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 26, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned stockholder of Thompson PBE, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 10, 1997, and appoints Mortimer A. Kline, III and Charles E. Barrantes, or either of them, proxies with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held Wednesday, February 26, 1997, at 10:00 A.M. (local time) at the Company's offices located at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on the matters set forth below:

          IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NAMED DIRECTORS.

COMMENTS/ADDRESS CHANGE: Please mark comment/address box on reverse side



                                   (Continued and to be signed on other side)

------------------------------------------------------------------------------
                           -- Fold and Detach Here --

                                                       Please mark  ---
                                                     your votes as
                                                      indicated in   X
                                                     this example.  ___

                                                  WITHHELD
                                             FOR   FOR ALL
Election of directors duly nominated:       -----   -----
Mortimer A. Kline, III, David L. Ferguson,
D. Hunt Ramsbottom, Jr.,                    -----   -----
Louis A. Simpson, Frank C. Alexander,
John D. Roach

WITHHELD FOR: (Write that nominee's name in the space provided below).


_________________________________________

                              -----
I PLAN TO ATTEND MEETING
                              _____

COMMENTS/ADDRESS CHANGE       -----
Please mark this box if you
have written comments/        _____
address change on the
reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted
FOR the election of the directors.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
CARD PROMPTLY IN THE ENCLOSED ENVELOPE.









Signature(s)_______________________________________________ Date _____________

NOTE: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --